Exhibit 99

PRESS RELEASE FOR IMMEDIATE RELEASE	September 13, 2024

BUTLER NATIONAL CORPORATION ANNOUNCES First QUARTER FISCAL YEAR 2025 FINANCIAL RESULTS

- Operating income increased 211% to $3.5 million for the first quarter of fiscal 2025 compared to $1.1 million for the first quarter of fiscal 2024 -

OLATHE, KANSAS, September 13, 2024, - Butler National Corporation (OTCQX: BUKS), a leader in the growing global market for aircraft modification, maintenance, repair and overhaul (MRO) and a recognized provider of gaming management services, announces its financial results for the first quarter fiscal 2025 ended July 31, 2024.

Historical selected financial data related to all operations:
	Quarter Ended July 31,
	(In thousands, except per share data)
	2024	2023
Revenue	$19,828	$17,185
Operating Income	$3,536	$1,137
Net Income	$2,246	$719
Total Assets	$114,649	$105,000
Long-term liabilities	$35,937	$40,574
Stockholders' Equity	$56,292	$42,216
Weighted Average Shares - Diluted	68,738	75,199
Earnings Per Share	$0.03	$0.01
New Product Research and Development Cost	$220	$205

Management Comments

Butler National's fiscal first quarter ended July 31, 2024 continued the positive results and focus on internal growth. Company earnings for the quarter were $ 0.03 per share. Revenue increased 15% to $19.8 million in the three months ended July 31, 2024, as compared to $17.2 million in the three months ended July 31, 2023. The revenue increase reflects a jump of 30% in Aerospace Products revenue and an increase of 2% in Professional Services revenue. Our Aerospace Products representatives continue to work globally to develop new relationships and expand existing contracts that result in aircraft modification opportunities. Many opportunities result in program efforts for new Federal Aviation Administration supplemental type certificate approvals (“STCs”). Sports wagering highlighted the Professional Services segment with $1.0 million of quarterly revenue.

First quarter fiscal 2025 net income was $2.2 million compared to a net income of $719,000 in the first quarter fiscal 2024. First quarter fiscal 2025 operating income was $3.5 million compared to $1.1 million in first quarter fiscal 2024. We continue to recruit new employees at the New Century facility to scale-up operations and have incurred additional wage expenses in an effort to remain competitive in a tight labor market. We also continue to review operational processes and methods to control general and administrative expenses.

During the three months ended July 31, 2024, we invested approximately $609,000 in the development of new STC's. This expenditure for design and development engineering, testing, and certification of new products is necessary to remain competitive and adapt for technology changes for Aerospace Products. STC development is essential to our long-term revenue and profits. Avcon continues development of and manufacturing for the King Air Cargo Door project. Long lead-time tooling and parts have lengthened the product schedule.

We are pleased with the continued demand for Aerospace Products and the efforts by our team members with achieving the results. The $0.03 per share earnings are a result of normal production operations and reflects the impact of our focused internal training, increased raw material, costs and wage pressures. The New Century airplane structural modification completions are growing as planned and integrating well with the avionics demands of customers. Newton Kansas modifications continue to focus on new product development and FAA approvals.   From a production perspective, outstanding accolades go to the Tempe team for exceeding customer expectations and maintaining product deliveries ahead of schedule weeks ahead of customer schedule – we are very pleased with the continuing orders for gun controls and cabling.

As the fiscal year continues, we are maintaining new product development efforts and working diligently to expand “kit” availability for certain aircraft modifications.  Kits allow customers to complete field installations, a conservation of high-demand company employee resources and saving of transportation of airplanes to Kansas. We are addressing our parts fabrication growth requirements.  We are expanding KC Machine for its parts support, and looking at other alternatives to maintain our vertically integrated processes.  Opportunities are widespread for your Company right now.

From a backlog perspective, numbers remain robust. The backlog is at a record high of $38.2 million.  The relationship with our  Draft Kings contracted platform for online/interactive sports wagering for Kansans on behalf of the Kansas Lottery continues to be a significant revenue source for the Professional Services Segment. The DraftKings branded retail sportsbook in the Boot Hill Casino & Resort is first class operation adjacent to our traditional casino games. Our Boot Hill Casino Team continues to diligently promote tourism and player development to facilitate increased patronage. In summary, management and employees continue working on new products, new STCs, quality staffing, production and cost management.  Enhancing shareholder value remains a priority.

We invite shareholders to attend the October 30, 2024 annual shareholder meeting.

Business Segment Highlights

Professional Services:

Revenue increased 2% for the three months ended July 31, 2024 to $9.2 million compared to $9.0 million in the three months ended July 31, 2023. The increase is due to an increase in sports wagering revenue to $1.0 million in the three months ended July 31, 2024 compared to $701,000 in the three months ended July 31, 2023.  Costs remained constant in the three months ended July 31, 2024 at $3.9 million compared to $3.9 million for the three months ended July 31, 2023. Expenses decreased 4% in the three months ended July 31, 2024 at $3.2 million compared to $3.3 million in the three months ended July 31, 2023. Expenses were 35% of segment total revenues in the three months ended July 31, 2024, as compared to 37% of segment total revenues in the three months ended July 31, 2023. There was an operating income of $2.1 million in the three months ended July 31, 2024 compared to an operating income of $1.8 million in the three months ended July 31, 2023.

Aerospace Products:

Revenue increased 30% to $10.6 million in the three months ended July 31, 2024, compared to $8.1 million in the three months ended July 31, 2023. The increase in revenue is mainly due to a $1.6 million increase in aircraft modification business and an increase in special mission electronics business of $1.1 million. Costs increased by 2% in the three months ended July 31, 2024 to $7.5 million compared to $7.3 million for the three months ended July 31, 2023. Costs were 71% of segment total revenue in the three months ended July 31, 2024, compared to 90% of segment total revenue in the three months ended July 31, 2023. Expenses increased 19% in the three months ended July 31, 2024 to $1.7 million compared to $1.4 million in the three months ended July 31, 2023. Expenses were 16% of segment total revenue in the three months ended July 31, 2024, as compared to 18% of segment total revenue in the three months ended July 31, 2023. The increase is primarily due to receiving a $353,000 benefit from the forfeiture of shares during the three months ended July 31, 2023 compared to $0 in the three months ended July 31, 2024. There was an operating income from Aerospace Products of $1.4 million in the three months ended July 31, 2024 compared to an operating loss of $615,000 in the three months ended July 31, 2023.

Costs related to Professional Services and Aerospace Products include the cost of engineering, labor, materials, equipment utilization, control systems, security and occupancy. Expenses related to Professional Services and Aerospace Products include marketing and advertising, employee benefits, depreciation and amortization, and general, administrative and other expenses.

Backlog:

As of July 31, 2024, our backlog totaled approximately $38.2 million. The backlog includes firm, pending, and contract orders, which may not be completed within the next fiscal year. There can be no assurance that all orders will be completed or that some may ever commence.

Our Business:

Butler National Corporation operates in the Aerospace and Professional Services business segments. The Aerospace Products segment includes the manufacture, sale and service of electronic equipment and modifications to aircraft structures and electrical systems to support special mission and commercial aviation operations. Additionally, we operate two Federal Aviation Administration ("FAA") Repair Stations. Butler National companies, Avcon Industries, Inc. and Butler Avionics, Inc., concentrate on enhancements to Learjet, Beechcraft King Air, Cessna Caravan, Gulfstream, and other turbine powered aircraft.  Butler National-Tempe designs and manufactures robust electronic controls and cabling. The Professional Services segment includes the management of a gaming and the related dining and entertainment facility in Dodge City, Kansas. Boot Hill Casino and Resort features approximately 500 slot machines, 17 table games and a DraftKings branded sportsbook.

Forward-Looking Information:

Statements made in this report, other reports and proxy statements filed with the Securities and Exchange Commission, communications to stockholders, press releases, and oral statements made by representatives of the Company that are not historical in nature, or that state the Company or management intentions, hopes, beliefs, expectations or predictions of the future, may constitute "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Forward-looking statements can often be identified by the use of forward-looking terminology, such as "could," "should," "will," "intended," "continue," "believe," "may," "expect," "anticipate," "goal," "forecast," "plan," "guidance" or "estimate" or the negative of these words, variations thereof or similar expressions. Forward-looking statements are not guarantees of future performance or results. They involve risks, uncertainties, and assumptions. It is important to note that any such performance and actual results, financial condition or business, could differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Item 1A of the Company’s Annual Report on Form 10-K, incorporated herein by reference. Risk Factors and elsewhere herein or in other reports filed with the SEC. Other unforeseen factors not identified herein could also have such an effect. We undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time, except as expressly required by federal securities laws.

FOR MORE INFORMATION, CONTACT:
David Drewitz, Public Relations david@creativeoptionscommunications.com www.creativeoptionscommunications.com Butler National Corporation Investor Relations	Ph (972) 814-5723 Ph (913) 780-9595

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